Filed Pursuant to Rule 424 (b)(3) and (c)
                                                           File Number 333-46633

                   PROSPECTUS SUPPLEMENT DATED AUGUST 28, 1998

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Issuable Upon Conversion thereof

                                       and

                         204,139 Shares of Common Stock

         This Prospectus Supplement supplements the Prospectus dated June 16, 1998 (the "Prospectus") of America Online, Inc. (the "Company") relating to (i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of the Company, held by certain selling securityholders described in the Prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares") together with (ii) 204,139 shares of Common Stock unrelated to the Notes (the "Resale Stock") held by certain selling securityholders described in the Prospectus (the "Stock Selling Securityholders," and together with the Note Selling Securityholders, the "Selling Securityholders"). The Notes were issued and sold on November 17, 1997 to the Initial Purchasers and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Selling Securityholders in the Prospectus is hereby amended to include the following Note Selling Securityholders:

                                                                 Principal Amount        Common Stock Issuable
                  Selling Holder                                  of Notes Owned            Upon Conversion

Bank of Bermuda (Cayman) LTD - (Farel Capital MGT)                $    4,000,000                76,637.60
Credit Suisse First Boston Corporation                            $      225,000                 4,310.87
Deutsche Bank AG                                                  $    6,000,000               114,956.40
Donaldson, Lufkin & Jenrette Securities Corp.                     $      125,000                 2,394.93
Lehman Brothers                                                   $    3,000,000                57,478.20
OZ Master Fund, LTD.                                              $    1,500,000                28,739.10
Putnam Convertible Income-Growth Trust                            $    1,920,000                36,786.05
Putnam Balance Retirement Fund                                    $      140,000                 2,682.32
Putnam Funds Trust-Putnam High Yield Total Return Fund            $       20,000                   383.19
